MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.
Suite 200/201 - 4199 Lougheed Highway
Burnaby, British Columbia, Canada V5C 3Y6

September 28, 2001

Chris Scott Bogart
201 - 2483 Yew Street
Vancouver, British Columbia
V6K 3H3

Dear Mr. Bogart:

Re: Offer of Employment

We are pleased to offer you the position of investor relations facilitator with Merlin Software Technologies International, Inc. (the "Company"). This letter (the "Letter Agreement") sets out the terms and conditions upon which the Company is prepared to employ you. Your execution of this Letter Agreement constitutes you acceptance of the following terms and conditions:

1. EMPLOYMENT TERM

The Company agrees to employ you on a regular part-time basis for a one-year term (the "Term") commencing September 30, 2001 (the "Start Date"), and ending upon completion of the Term, or upon termination pursuant to section 6 of this Letter Agreement. Upon expiration of the Term (or any subsequent Renewal Term), the Company may, at its option, renew your employment for further one-year terms (each a "Renewal Term"), upon the terms and conditions set out in this Letter Agreement.

2. JOB DESCRIPTION

2.1 You will perform the duties and responsibilities set out in Schedule "A" to this Letter Agreement, and such other incidental duties and responsibilities as may be required by the Company and assigned to you from time to time (the "Services").

2.2 You agree that the Company may change or amend the Services performed by you at any time, at the sole discretion of the Company and that such change will not affect the validity or enforceability of this Letter Agreement.

2.3 You agree that performance of the Services under this Letter Agreement will be subject to all Company policies, procedures and rules in effect at the time, as may be amended by the Company at its sole discretion from time to time.

3. REMUNERATION AND BENEFITS

3.1 Subject to the other terms and conditions of this Agreement, during the Term of this Agreement, the Company will pay you a salary of CDN$1,500 per month. Your salary is payable semi-monthly on the 15th and last day of each month. Payment of your salary will be subject to source deductions and other deductions required to be deducted and remitted under applicable law or Company policy.]

3.2 You acknowledge that you will not be eligible to participate in any dental, medical, extended health, group life and accidental insurance or other plans maintained by the Company or the benefit of its regular full-time employees.

3.3 Subject to your acceptance of this offer of employment, the Company agrees to grant to you a total of 300,000 incentive stock options (the "Options"), each entitling you to acquire one share of common stock in the capital of the Company. The Options:

(a) will be granted pursuant to the Company's 2000 Stock Option Plan;

(b) will be subject to the terms of a stock option agreement to be entered into between you the Company as of the Start Date;

(c) will not qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986; and

(d) will be exercisable in accordance with the following vesting schedule at the respective exercise prices set forth below:

(i) 150,000 Options will vest on the Start Date, and will be exercisable at an exercise price of [US]$0.16 per share;

(ii) 50,000 Options will vest three months and one day following the Start Date, and will be exercisable at an exercise price of [US]$0.32 per share;

(iii) 50,000 Options will vest four months following the Start Date, and will be exercisable at an exercise price of [US]$0.48 per share; and

(iv) 50,000 Options will vest six months following the Start Date, and will be exercisable at an exercise price of [US]$0.60 per share.

3.4 Options which have vested will terminate, to the extent not previously exercised, on that date (the "Option Expiry Date") that is five years following the Start Date.

4. EXPENSES

4.1 In accordance with the policies formulated by the Company from time to time, the Company will reimburse you for all reasonable expenses actually and properly incurred by you in connection with the performance of your duties and functions if such expenses are approved in writing by the Company before such expenses are incurred by yourself. For all such expenses you will keep proper accounts and will furnish statements and receipts to the Company within 30 days after the date the expenses were incurred.

5. EXCLUSIVE SERVICE

5.1 You will devote you a minimum of 24 hours per week to the performance of the Services under this Letter Agreement, and will not, during the Term and any subsequent Renewal Term, engage in any other business duties, activities or employment that competes or conflicts with the business or activities of the Company. You further agree to truly and faithfully serve the best interests of the Company at all times during the Term and any subsequent Renewal Term.

5.2 Your work will be of such a nature that regular part-time hours may be insufficient and impractical, and occasions may arise where you will be required to work more than 24 hours per week. It is also anticipated that you may be required to work evenings, weekends, or holidays in order to properly perform the Services. The consideration set out in this Letter Agreement will be in full and complete satisfaction for any and all work you perform for the Company, regardless of where and when such work and Services are performed. You will not be entitled to any overtime payment, or any other additional payment for the performance of the Services. In return, the Company recognises that so long as you properly perform the Services, you may devote the remainder of your time and attention to other non-competing pursuits, and the Options will not expire prior to the Option Expiry Date, even if you should cease to be an employee of the Company.

6. TERMINATION OF EMPLOYMENT

6.1 Either you or the Company may terminate your employment at any time without notice for cause, or upon notice as set out below without cause.

6.2 You may resign upon giving to the Company 10 day's prior written notice.

6.3 The Company may terminate your employment at any time without cause upon providing to you 10 days notice.

6.4 The Company may provide to you either actual notice of termination, a severance payment in lieu of notice of termination, or any combination of actual notice and severance payment totalling the amount of notice or pay in lieu of notice to which you are entitled.

6.5 It is agreed that in the event of termination of employment, neither you nor the Company will be entitled to any notice or payment in excess of that specified in this section 6. Subject to the terms of the Stock Option Agreement, and notwithstanding section 3.2 of this Letter Agreement, no further options will vest to you after you have received notice of termination of your employment.

7. CONFIDENTIAL INFORMATION AND COMPANY PROPERTY

7.1 You acknowledge that pursuant to the terms of this Letter Agreement, you will acquire information of a confidential nature relating to the business of the Company, including, without limitation, product information, trade secrets, technical information, marketing strategies, sales and pricing policies, costing information concerning products and services provided by the Company, financial information, business plans, list of suppliers, lists of present and prospective customers of the Company and related information (the "Confidential Information") which is the exclusive property of the Company and which, if disclosed, could cause irreparable harm to the Company. Accordingly, you agree and undertake that during the Term and any subsequent Renewal Term, and following the termination of this Letter Agreement for any reason, you will:

(a) treat confidentially all Confidential Information belonging to the Company; and

(b) will not use or disclose the Confidential Information to any third party, except for the purpose of carrying out the Services under this Letter Agreement.

7.2 You further agree and undertake that during the Term and any subsequent Renewal Term and for a period of one (1) year from the date of termination of this Letter Agreement for any reason, you will not:

(a) solicit or entice, or attempt to solicit or entice, either directly or indirectly, any investor, supplier, customer or prospective customer of the Company as at the date of termination of this Letter Agreement, to become an investor, supplier or customer of any business or enterprise that competes with the Company anywhere in the province of British Columbia; or

(b) solicit or entice, or attempt to solicit or entice, either directly or indirectly, any employee of the Company as at the date of termination of this Letter Agreement, to become an employee of any business or enterprise that competes with the Company anywhere in the province of British Columbia.

7.3 Upon the termination of your employment with the Company for any reason, you will deliver to the Company any and all property belonging to the Company or its clients, including, without limitation, any devices, records, data, notes, reports, proposals, client lists, correspondence, materials, equipment or other documents or property, and any copies or reproductions thereof, which may have come into your possession or been generated or developed by you during the course of your employment.

8. MISCELLANEOUS

8.1 This Letter Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable therein.

8.2 This Letter Agreement and any other agreement expressly referred to herein supersedes any prior agreement, whether written or oral, with respect to your employment by the Company.

8.3 In accepting employment with the Company, you acknowledge that you have relied solely and exclusively upon the terms and conditions expressly set out in this Letter Agreement, and not upon any other representations which may have been made to you either during or after the hiring process.

8.4 If any covenant or provision of this Letter Agreement is found to be invalid or unenforceable in whole or in part, for any reason, such provision will be deemed not to affect or impair the validity or enforceability of any other covenant or provision of this Letter Agreement, which will continue to have full force and effect.

8.5 The waiver by the Company of any breach by you of any provision of this Letter Agreement will not operate or be construed as a waiver by the Company of any subsequent breach of the same or any other provision of this Letter Agreement by you.

8.6 No modification or amendment of this Letter Agreement will be binding upon either party unless witnessed in writing and duly executed by both parties.

8.7 This Letter Agreement will enure to the benefit of and be binding upon the parties hereto, together with their personal representatives, successors and permitted assigns.

8.8 This Letter Agreement is a personal service agreement and may not be assigned by either party without the prior written consent of the other party.

8.9 This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

8.10 Delivery of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Letter Agreement as of the date set forth on page one of this Letter Agreement.

If you are prepared to accept employment with the Company on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this Letter Agreement where indicated, and return one copy to us.

We ask that you fully consider all of the above terms, and obtain any advice that you feel is necessary, including legal advice, before you execute this Letter Agreement. Please take whatever time is necessary to obtain such advice.

Yours very truly,

Merlin Software Technologies International, Inc.

Per: /s/ Robert Heller
Authorized Signatory

Accepted and agreed to this 28th day of September, 2001. I have read and understand the terms and conditions of employment set out in this Letter Agreement.

SIGNED, SEALED and DELIVERED by CHRIS SCOTT BOGART in the presence of: /s/ signed Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Chris Scott Bogart CHRIS SCOTT BOGART

Schedule "A"

Your duties and responsibilities will include:

1. the dissemination of collateral materials regarding the Company and its business to the investment community;

2. the development of news, initiatives, and business development activities to support and increase in market activity for the Company's common shares over the Term and any subsequent Renewal Term;

3. the preparation of a strategic action timeline to support an increase in market activity for the Company's common shares over the Term and any subsequent Renewal Term, including contacts with investors, security analysts, e-zine newsletters, market makers, brokers, agents, and business and financial media;

4. the preparation of a weekly manifest detailing contacts and initiatives completed; and

5. all other duties and responsibilities that are usually and customarily performed by a person conducting investor relations.